Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
electroCore, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-232655 and 333-238721) on Form S-3 and (Nos. 333-225864 and 333-237498) on Form S-8 of electroCore Inc. Subsidiaries and Affiliate of our report dated March 30, 2020, with respect to the consolidated balance sheet of electroCore Inc. Subsidiaries and Affiliate as of December 31, 2019, the related consolidated statements of operations, comprehensive loss, equity, and cash flows for the year ended December 31, 2019, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of electroCore Inc.

Our report dated March 30, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Short Hills, New Jersey
March 11, 2021